Exhibit 7.3

October 21, 2013

J. P. Morgan Securities LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co, LLC

Merrill Lynch, Pierce, Fenner & Smith

    Incorporated

Wells Fargo Securities, LLC

Jefferies LLC

As Representatives of the

several Underwriters listed

in Schedule 1 hereto

c/o J. P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179	c/o Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036
c/o Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019	c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036
c/o Credit Suisse Securities (USA) LLC 11 Madison Avenue New York, New York 10010	c/o Wells Fargo Securities, LLC 550 South Tryon Street Charlotte, North Carolina 28202

c/o Jefferies LLC 520 Madison Avenue, 12th Floor New York, New York 10022

Re:       THE CONTAINER STORE GROUP, INC. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with The Container Store Group, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of common stock, par value $.01 per share, of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, the undersigned will not, during the period ending 180 days after the date of the prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, $.01 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for any shares of Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with ownership of any shares of Common Stock or such other securities, regardless of whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than (A) transfers of shares of Common Stock as a bona fide gift or gifts, (B) transfers of shares of Common Stock by will or intestacy, (C) transfers of shares of Common Stock to any trust, the beneficiaries of which are exclusively the undersigned’s or a member or members of his or her immediate family or to any other entity that is wholly-owned by such persons; (D) transfers of shares of Common Stock to a corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, the undersigned, or is wholly-owned by the undersigned and/or by members of the undersigned’s immediate family, (E) distributions of shares of Common Stock to members, limited partners or stockholders of the undersigned, (F) exchange shares of senior preferred stock of the Company and junior preferred stock of the Company for shares of Common Stock pursuant to the Exchange, (G) transfer shares of Common Stock to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares of Common Stock granted by the Company to employee benefit plans or arrangements described in the Registration Statement, the Pricing Disclosure Package and the Prospectus or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares of Common Stock or the vesting of any restricted stock awards granted by the company pursuant to employee benefit plans or arrangements described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, in each case on a “cashless” or “net exercise” basis (the term “cashless” or “net” exercise being intended to include the sale of a portion of the option shares of Common Stock or previously owned Common Stock to the Company or in the open market to cover payment of the exercise price or withholding taxes, as the case may be), (H) transfers of shares of Common Stock that were acquired in open market transactions following the completion of the distribution of the Shares by the Underwriters or (I) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock that does not provide for the transfer of shares of Common Stock during the 180-day period referred to above; provided that in the case of any transfer, donation or distribution pursuant to clauses (A) through (F), each transferee, donee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer, donation or distribution pursuant to clauses (A) through (E), (G) and (H) or the entry into any plan contemplated by clause (I), no filing by any party (the Company, donor, donee, transferor, transferee or plan entrant) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer, donation, distribution or plan entrance (other than a filing on a Form 5 made after the expiration of the 180-day period referred to above). If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company-directed Securities the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) the Representatives on behalf of the Underwriters agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representatives on behalf of the Underwriters will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement has not been executed by December 31, 2013 or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from, all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

[NAME OF STOCKHOLDER]

By:
Name:
Title: